Exhibit (d)(3)

Amendment No. 1

to the Mutual Confidential Disclosure Agreement

between

Merck Sharp & Dohme LLC and Terns Pharmaceuticals, Inc.

This Amendment No. 1 (“Amendment No. 1”) is entered into as of the date of last signature below (the “Amendment No. 1 Effective Date”) by and between Terns Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware, with its principal place of business at 1065 East Hillsdale Blvd., Suite 100, Foster City, CA 94404 USA (“Terns”) and Merck Sharp & Dohme LLC, a limited liability company organized under the laws of New Jersey, with its principal place of business at 126 E. Lincoln Avenue, Rahway, New Jersey 07065 USA (“Merck”).

WHEREAS, Merck and Terns entered into that certain Mutual Confidential Disclosure Agreement effective September 28, 2023, (“the “Agreement”); and

WHEREAS, Merck and Terns desire to modify the Agreement to extend the expiration date, as more fully set forth below.

NOW THEREOFRE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.	Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Unless sooner terminated, for or without cause, by written notice from one Party to the other sent to the addresses set forth above, this Agreement shall expire on the third (3rd) anniversary of the Effective Date. Notwithstanding any expiration or termination of this Agreement, the Receiving Party’s obligations, and those of its Representatives, of confidentiality and non-use concerning the Confidential Information of the other Party shall survive until the sixth (6th) anniversary of the expiration or earlier termination of this Agreement.”

2. Except as modified by the terms of this Amendment No. 1, the Agreement is in all respects ratified and confirmed, and the Agreement as so amended by this Amendment No. 1 shall be read, taken and construed as one and the same instrument.

3. Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Agreement.

4. In the event of any inconsistency between the terms of this Amendment No. 1 and the terms of the Agreement, the terms of this Amendment No. 1 shall govern.

5. Except as expressly amended hereby, all of the terms and conditions of the Agreement remain in full force and effect.

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6. This Amendment No. 1 may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the Amendment No. 1 Effective Date.

MERCK SHARP & DOHME LLC		TERNS PHARMACEUTICALS, INC.

By:	/s/ Grace McMahon	By:	/s/ Melita Sun Jung
Name:	Grace McMahon	Name:	Melita Sun Jung
Title:	AVP and Head, Pacific Business Development & Licensing	Title:	CBO
Date:	07/28/2025	Date:	7/27/2025

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